Exhibit 23(i)

                                   LAW OFFICES
                           DRINKER BIDDLE & REATH LLP
                                One Logan Square
                             18th and Cherry Streets
                      Philadelphia, Pennsylvania 19103-6996
                            TELEPHONE: (215) 988-2700
                               FAX: (215) 988-2757

                                   May 4, 2000


Brazos Insurance Funds
5949 Sherry Lane
Suite 1600
Dallas, Texas  75225


         RE: BRAZOS INSURANCE FUNDS/FILE NOS. 333-96439 AND 811-09811 PRE-EFFECTIVE AMENDMENT NO. 1
                  --------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Brazos Insurance Funds, a Delaware business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of the Trust's Pre-effective Amendment No. 1 on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

         The Trust is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), with a par value $0.0001 per share. The Board of Trustees of the Trust has the power to create and establish one or more classes of Shares and to classify or reclassify any unissued Shares with respect to such classes.

         We have reviewed the Trust's Agreement and Declaration of Trust, By-Laws, consent of its initial trustee and resolutions adopted by Board of Trustees of the Trust and such other legal and factual matters as we have deemed appropriate. We have assumed that the Shares have been or will be issued against payment therefor as described in the Trust's Prospectus.

         This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

         Based upon the foregoing, it is our opinion that once the Trust's Board of Trustees has created and established the Small Cap Growth Portfolio (the "Portfolio") and the classes of shares representing interests therein, and any necessary filings are made with the State of Delaware, the Shares of the Portfolio, when issued as described in the prospectus for this Portfolio, will be validly issued, fully paid and non-assessable by the Trust, and that the holders of the Shares of the Portfolio will be entitled to the same limitation of personal liability extended

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to stockholders of private  corporations  for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Trust).

         We hereby consent to the filing of this opinion as an exhibit to the Trust's initial Registration Statement.

                                       Very truly yours,


                                       /s/ Drinker Biddle & Reath LLP
                                       -------------------------------------
                                       DRINKER BIDDLE & REATH LLP